UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A

(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act Of 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
CLEAN DIESEL TECHNOLOGIES, INC.

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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4567 Telephone Road, Suite 206
Ventura, CA 93003
(805) 639-9458

Notice of Annual Meeting of Shareholders
to be Held June 9, 2011

Important Notice regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on June 9, 2011:
The Proxy Statement and Annual Report to Shareholders
are available at: http://investor.cdti.com
Dear Shareholder of Clean Diesel Technologies, Inc.:
          You are invited to attend the 2011 Annual Meeting (the “Annual Meeting”) of shareholders of Clean Diesel Technologies, Inc., a Delaware corporation (“Clean Diesel”). The Annual Meeting will be held at 10:00 a.m. Pacific Time, Thursday, June 9, 2011, at Clean Diesel’s Oxnard facility located at 1621 Fiske Place, Oxnard, California 93033, U.S.A. to consider and vote upon the following items:
1.	To elect six (6) Directors;

2.	To ratify the appointment of KPMG LLP as Clean Diesel’s independent registered accounting firm for 2011; and

3.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.
          These items of business are more fully described in the Proxy Statement accompanying this Notice.
          YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND IN FAVOR OF THE OTHER PROPOSAL OUTLINED IN THE ACCOMPANYING PROXY STATEMENT.
          It is important that your shares be represented and voted at the Annual Meeting. Whether or not you attend the Annual Meeting, please vote your shares promptly to ensure your representation at the Annual Meeting by completing and returning your proxy card (or by voting on the Internet or by telephone). If you have any questions about how to vote your shares, please see the section “—How do I vote?” under “Questions and Answers about this Proxy Statement and Voting” in the accompanying Proxy Statement.
          The record date for the Annual Meeting is April 15, 2011. Only shareholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors,

Charles F. Call
Director and Chief Executive Officer
Ventura, California
April 25, 2011

CLEAN DIESEL TECHNOLOGIES, INC.

Proxy Statement
For the 2011 Annual Meeting of Shareholders

QUESTIONS AND ANSWERS ABOUT THIS PROXY STATEMENT AND VOTING
Why did I receive these proxy materials?
We are providing these proxy materials in connection with the solicitation by the Board of Directors of Clean Diesel Technologies, Inc., a Delaware corporation (sometimes referred to as “we,” “our,” “us,” “the Company” or “Clean Diesel”), of proxies to be voted at our 2011 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement thereof.
You are invited to attend the Annual Meeting, which will take place on June 9, 2011, beginning at 10:00 a.m., Pacific Time, at Clean Diesel’s Oxnard facility located at 1621 Fiske Place, Oxnard, California 93033, U.S.A. Shareholders will be admitted to the Annual Meeting beginning at 9:30 a.m., Pacific Time. Seating will be limited.
We intend to mail this Proxy Statement and accompanying proxy card on or about April 26, 2011 to all shareholders of record entitled to vote at the Annual Meeting.
Who is entitled to attend the Annual Meeting?
Shareholders of record and beneficial owners as of April 15, 2011 are invited to attend the Annual Meeting. If your shares are held in the name of a broker, bank or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Clean Diesel stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
Only shareholders of record at the close of business on April 15, 2011 (the “record date”), are entitled to vote at the Annual Meeting. On the record date, there were 3,987,812 shares of Clean Diesel’s common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
What is the difference between holding shares as a shareholder of record and as a beneficial owner?
If on April 15, 2011 your shares were registered directly in your name with Clean Diesel’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are the “shareholder of record.” Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote via the Internet or by telephone to ensure your vote is counted.
If on April 15, 2011 your shares were held in a stock brokerage account or by a bank or other similar organization, then you are considered the “beneficial owner” of those shares. These proxy materials have been forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other agent how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, because you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent. Plus, as noted above, you must present proof of your ownership of Clean Diesel stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.
What am I voting on?
There are two matters scheduled for a vote:
•	Election of Charles F. Call, Bernard H. “Bud” Cherry, Alexander “Hap” Ellis III, Charles R. Engles, Ph.D., Derek R. Gray, and Mungo Park as Directors to hold office for one-year terms; and
•	Ratification of the appointment of KPMG LLP as Clean Diesel’s independent registered accounting firm for 2011.

How do I vote?
Shareholders of record; Shares registered directly in your name
If you are a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card, the Internet or telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.
•	To vote in person, attend the Annual Meeting and we will give you a ballot during the Annual Meeting.

•	To vote using the proxy card, please complete, sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. If you do not have the prepaid envelope, please mail your completed proxy card to American Stock Transfer & Trust Company, LLC, Attn: Proxy Dept., 6201 15th Avenue, Brooklyn, NY 11219, U.S.A.

•	To vote via the telephone, you can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the United States, see your proxy card for additional instructions. If you vote via the telephone before the Annual Meeting, we will vote your shares as you direct.

•	To vote via the Internet, please go to www.voteproxy.com and follow the instructions. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote via the Internet before the Annual Meeting, we will vote your shares as you direct.
Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day until 11:59 p.m. Eastern Time on
June 8, 2011.
Beneficial owner; Shares held in account at brokerage, bank or other organization
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Clean Diesel. Simply complete and mail the proxy card as directed in those voting instructions to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included by it with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
What if I return a proxy card but do not make specific choices?
If your card does not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors. Clean Diesel does not expect that any matters other than the election of Directors and the other proposal described herein will be brought before the Annual Meeting. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
What can I do if I change my mind after I vote?
If you are a shareholder of record, you can revoke your proxy at any time before the final vote at the Annual Meeting by:
•	giving written notice that you are revoking your proxy to the Secretary, Clean Diesel Technologies, Inc., 4567 Telephone Road, Suite 206, Ventura, CA, 93003, U.S.A.;

•	delivering a properly completed proxy card with a later date, or vote by telephone or on the Internet at a later date (we will vote your shares as directed in the last instructions properly received from you prior to the Annual Meeting); or
•	attending and voting by ballot at the Annual Meeting (note, simply attending the Annual Meeting will not, by itself, revoke your proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other organization that is the holder of record and following its instructions.
Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by the Secretary prior to the Annual Meeting and, in the case of Internet or telephonic voting instructions, must be received before 11:59 p.m. Eastern Time on Wednesday, June 8, 2011.
What shares are included on the proxy card?
If you are a shareholder of record, you will receive only one proxy card for all the shares you hold of record in certificate form and in book-entry form.
If you are a beneficial owner, you will receive voting instructions from your broker, bank or other organization that is the holder of record.
Is there a list of shareholders entitled to vote at the Annual Meeting?
The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Annual Meeting for any purpose relevant to the Annual Meeting, by contacting the Secretary of Clean Diesel.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For,” and “Against” votes, and broker non-votes.
What is a broker non-vote?
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.
If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares on Proposal No. 2, the ratification of KPMG LLP, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on Proposal No. 1, the election of Directors, without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on this matter. Accordingly, it is important that beneficial owners instruct their brokers how they wish to vote their shares.
What is the quorum requirement for the Annual Meeting?
A quorum of shareholders is necessary to hold a valid Annual Meeting. A quorum will be present if the holders of at least one-third (1/3) of the outstanding shares are represented by proxy or by shareholders present and entitled to vote at the Annual Meeting. On the record date, there were 3,987,812 shares outstanding and entitled to vote. Thus, 1,329,271 shares must be represented by proxy or by shareholders present and entitled to vote at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.
If there is no quorum, the chairman of the Annual Meeting or holders of the majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another time or date.
How many votes are required to approve each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed

Election of each Director	Plurality of Votes Cast	No

Ratification of KPMG LLP	Majority of Votes Cast	Yes

If you abstain from voting or there is a broker non-vote on any matter, your abstention or broker non-vote will not affect the outcome of such vote, because abstentions and broker non-votes are not considered to be votes cast under our By-laws or under the laws of Delaware (our state of incorporation).
Proposal No. 1 — Election of Directors; Plurality Vote
Under our By-laws Directors are elected by a plurality of votes cast. This means that Directors who receive the most “For” votes are elected. There is no “Against” option and votes that are “withheld” or not cast, including broker non-votes, are not counted as votes “For” or “Against.” If a Director nominee receives a plurality of votes but does not, however, receive a majority of votes, that fact will be considered by the Compensation and Nominating Committee of the Board in any future decision on Director nominations.
Proposal No. 2 — Ratification of KPMG LLP; Majority Vote
Under our By-laws, the votes cast “For” must exceed the votes cast “Against” to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions will not be counted as votes cast and accordingly, will not have an effect on this Proposal No. 2.
How will my shares be voted at the Annual Meeting?
At the Meeting, the persons named in the proxy card will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the Board of Directors recommends, which is:
•	FOR the election of each of the Director nominees named in this Proxy Statement; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2011 fiscal year.
Do I have cumulative voting rights?
No, our certificate of incorporation does not provide for cumulative voting.
Am I entitled to dissenter or appraisal rights?
No, our shareholders are not entitled to dissenters’ rights or appraisal rights under the Delaware General Corporation Law for the matters being submitted to shareholders at the Annual Meeting.
Could other matters be decided at the Annual Meeting?
At the date of this Proxy Statement, we did not know of any matters to be considered at the Annual Meeting other than the items described in this Proxy Statement. If any other business is properly presented at the Annual Meeting, your proxy card grants authority to the proxy holders to vote on such matters in their discretion.
Can I access the Notice of Annual Meeting and Proxy Statement and the 2010 Annual Report on Form 10-K the Internet?
This Notice of Annual Meeting and Proxy Statement and the 2010 Annual Report are available on our website at http://investor.cdti.com. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing documents and mailing them to your home or business, and will also give you an electronic link to the proxy voting site.
Shareholders of Record: You may enroll in the electronic proxy delivery service at any time by accessing your shareholder account at www.amstock.com and following the enrollment instructions.
Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?
Clean Diesel will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission or by other means of communication. Directors, officers or employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to the beneficial owners.
When are shareholder proposals or nominations due for next year’s annual meeting?
In accordance with Clean Diesel’s By-laws, if you wish to submit a proposal for consideration at next year’s annual meeting but are not requesting that such proposal be included in next year’s proxy materials, or if you wish to nominate a person for election to the Board of Directors at next year’s annual meeting, your notice of such a proposal or nomination must be submitted in writing and delivered to, or mailed and received at, the principal executive offices of the Company not later than 90 days nor earlier than 150 days before the one year anniversary of the 2011 Annual Meeting of Shareholders. Accordingly, any such proposal or nomination must be received by the Secretary no later than March 11, 2012 (but no earlier than January 11, 2012), and should be delivered or mailed to the following address: Secretary, Clean Diesel Technologies, Inc., 4567 Telephone Rd, Suite 206, Ventura, CA 93003, U.S.A.
In order to be properly submitted to the Secretary of the Company, a proposal or nomination by a Clean Diesel shareholder must contain specific information as required under Clean Diesel’s By-laws, including without limitation (i) the name and address of the shareholder making the proposal, (ii) the class and number of shares that are owned of record or beneficially owned by such shareholder, and (iii) any material interest of such shareholder in the proposal. If you would like a copy of Clean Diesel’s current By-laws, please write to the Secretary, Clean Diesel Technologies, Inc., 4567 Telephone Rd, Suite 206, Ventura, CA 93003, U.S.A. Clean Diesel’s current By-laws may also be found on the Company’s website at www.cdti.com.
To be considered for inclusion in Clean Diesel’s proxy statement and form of proxy for the 2012 Annual Meeting of Shareholders, your shareholder proposal must be submitted in writing by December 28, 2011 to the Secretary, Clean Diesel Technologies, Inc., 4567 Telephone Rd, Suite 206, Ventura, CA 93003, U.S.A.
Without limiting the advance notice provisions in the Company’s By-laws, which contain procedures that must be followed for a matter to be properly presented at an annual meeting, Clean Diesel management who are proxy holders will have discretionary authority to vote all shares for which they hold proxies with respect to any shareholder proposal or nomination received after the deadline for such proposals or nominations set forth in our By-laws. Such discretionary authority may be exercised to oppose a proposal or nomination made by a shareholder.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting and, if final voting results are not known, will be provided in a Current Report on Form 8-K within four business days after the end of the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K within four business days after the final voting results are known.

DIRECTORS AND EXECUTIVE OFFICERS OF CLEAN DIESEL TECHNOLOGIES
     The following table sets forth the name, age and positions, as of April 25, 2011 (the date of this Proxy Statement), of individuals who are currently Directors and executive officers of Clean Diesel Technologies, Inc. Following the table is a brief biography of each nominee for Director and of each current executive officer of Clean Diesel. To Clean Diesel’s knowledge, there are no family relationships between any Director or executive officer and any other Director or executive officer of Clean Diesel. Executive officers serve at the discretion of the Board of Directors. Additionally, executive officers may be elected to the Board of Directors. Mr. Call and Mr. Rogers currently serve as Directors.

Name	Age	Positions
Charles F. Call	63	Director, Chief Executive Officer, President
Bernard H. “Bud” Cherry	71	Director
Alexander “Hap” Ellis III	61	Chairman of the Board of Directors
Charles R. Engles, Ph.D.	63	Director
Derek R. Gray	77	Director
Mungo Park	55	Director
Timothy Rogers [1]	49	Director, Senior Corporate Vice President, Product Development
Nikhil A. Mehta	54	Chief Financial Officer
Stephen J. Golden	49	Chief Technical Officer
Christopher J. Harris	46	Chief Operations Officer
Daniel K. Skelton, Ph.D.	37	Vice President, Sales and Marketing
David E. Shea	47	Corporate Controller

[1]	Mr. Rogers resigned as Director and Senior Corporate Vice President, Product Development effective April 30, 2011.
Continuing Directors
     Charles F. Call, Chief Executive Officer and Director (Age 63). Mr. Call joined Clean Diesel as Chief Executive Officer and Director in October 2010, immediately following the business combination of Clean Diesel and Catalytic Solutions, Inc. Mr. Call has served as Chief Executive Officer and Director of Catalytic Solutions, Inc. since November 2004. Mr. Call has over 30 years of broad management experience encompassing sales, marketing, plant management, general management and executive management roles in the automotive and electronics industries. His prior experience includes seven years (from 1997 to 2004) at Imperial Chemical Industries as General Manager of the electronic materials group and later Senior Corporate Vice President and General Manager of the specialty polymers and adhesives group. Mr. Call also served as President of JPE Trim from 1996 to 1997, a manufacturer of automotive exterior trim products supplying the major automotive companies. Before JPE, he served as President of Dexter Automotive Materials, a supplier of coatings, adhesives and acoustical materials to the major automotive companies. Mr. Call received a BS degree from Rochester Institute of Technology, New York.
     Mr. Call’s experience as our Chief Executive Officer, along with his knowledge of the business, management, his skills, and his performance as a member of our Board led the Board to conclude that he should be nominated to continue to serve as a Director of Clean Diesel.
     Bernard H. “Bud” Cherry, Director (Age 71). Mr. Cherry joined the Clean Diesel Board of Directors in October 2010, immediately following the business combination of Clean Diesel and Catalytic Solutions, Inc. Mr. Cherry served as a Director of Catalytic Solutions, Inc. from January 2008 to October 2010. Mr. Cherry is the Principal Founder and Chief Executive Officer of Energy 5.0 LLC, a privately held energy solutions company established in November 2006, that develops, finances, constructs and operates complex renewable energy production facilities. He has over 40 years’ experience in the energy sector. Mr. Cherry served as Executive Vice Chairman of the Board of Northern Power Systems, Inc., a wind energy company from August 2008 to July 2009 and Chief Executive Officer from August 2008 to December 2008. In February 2007, Mr. Cherry joined the Board of Directors of Distributed Energy Systems Corporation (NASDAQ:DESC), a renewable energy generation and technology equipment manufacturer, and became Chairman of the Board in August 2007. In October 2007, Mr. Cherry was named Chief Executive Officer and served until August 2008, at which time he also left the Board. Distributed Energy Systems Corporation filed for Chapter 11 bankruptcy protection in June 2008. Prior to that, Mr.

Cherry was Chief Executive Officer of the Foster Wheeler Global Power Group, one of the two major business groups of Foster Wheeler Limited (NASDAQ:FWLT), a provider of construction and engineering services, from November 2002 until June 2006. Prior to his tenure at Foster Wheeler, Mr. Cherry was a member of the senior management team of the Oxbow Group for 17 years. Mr. Cherry was the President and Chief Operating Officer of the Oxbow Energy and Minerals Group and played a key leadership role in the creation and growth of Oxbow’s global energy activities. In addition to Clean Diesel, Mr. Cherry serves on the board of Fabrico, Inc. Mr. Cherry began his career as a Nuclear Engineer at United Nuclear Corporation and holds a BS degree in Chemistry and MS degree in Nuclear Engineering, both earned at the University of Illinois.
     Mr. Cherry’s experience as a director of public companies, combined with his broad experience with companies that provide engineering services as a senior executive, his over 40 years of experience in the energy sector and his performance as a member of our Board led the Board to conclude that he should be nominated to continue to serve as a Director of Clean Diesel.
     Alexander “Hap” Ellis III, Chairman (Age 61). Mr. Ellis joined the Clean Diesel Board of Directors as Chairman in October 2010, immediately following the business combination of Clean Diesel and Catalytic Solutions, Inc. Mr. Ellis served as a Director of Catalytic Solutions, Inc. from June 2003 to October 2010, and was elected as Chairman of Catalytic Solutions, Inc.’s Board in December 2004. Mr. Ellis has extensive operating experience in electric power and renewable energy. He is a General Partner of RockPort Capital Partners, a leading venture capital firm that partners with clean tech entrepreneurs around the world. He has been a general partner in RockPort Capital Partners since its inception. He has primarily focused on renewables, electric grid technologies, advanced materials and transportation and emission control technologies. Prior to the formation of RockPort’s first fund, he joined RockPort Partners, a merchant bank specializing in energy and environmental projects in 1998. In addition to Clean Diesel, Mr. Ellis serves on the boards of ISE Corporation, Northern Power Systems, Powerspan Corp., Second Rotation, Inc., Southwest Windpower and William Gallagher Associates. In addition, he represented RockPort on the board of Comverge, Inc. (NASDAQ:COMV) from October 2004 to August 2007. Mr. Ellis received a BA degree from Colorado College and an MBA from the Yale School of Management.
     Mr. Ellis’s experience as a director of public companies, combined with his broad experience as a general partner of RockPort Capital Partners in investing in clean tech companies, as well as his ability to assist us with fundraising and other strategic initiatives, combined with his performance as a member of our Board led the Board to conclude that he should be nominated to continue to serve as a Director of Clean Diesel.
     Charles R. Engles, Ph.D., Director (Age 63). Dr. Engles joined the Clean Diesel Board of Directors in October 2010, immediately following the business combination of Clean Diesel and Catalytic Solutions, Inc. Dr. Engles served as a Director of Catalytic Solutions, Inc. from January 2000 to October 2010. He has a total of 14 years of experience serving as a board member for U.S. public companies and has also been a board member of seven private companies. From April to October 2008, Dr. Engles served as Interim Chief Executive Officer of ThermoCeramix, Inc., an advanced materials company focused on electrical to thermal energy conversion. From September 1997 to March 2008, Dr. Engles served as Chief Executive Officer of Cutanix Corporation, a biopharmaceutical company focused on dermatological drug discovery that he co-founded. From September 1994 to March 1997, he served as Chairman and Chief Executive Officer of Stillwater Mining Company (NYSE:SWC) and, under his direction it completed an IPO on NASDAQ in 1994. In 1992, he organized the spin out from Johns-Manville Corporation (NYSE:BRK.A,BRK.B) and Chevron Corporation (NYSE:CVX) of Stillwater Mining Company, the only U.S. producer of platinum group metals. From July 1989 until September 1994, Dr. Engles served as Senior Vice President of Johns-Manville Corporation responsible for corporate development and worldwide mining and minerals operations. Dr. Engles holds a Ph.D. from Stanford University in operations research and attended Oxford University as a Rhodes Scholar.
     Dr. Engles’ experience as a director and executive officer of public companies, overall management experience, as well as his technical background and his performance as a member of our Board led the Board to conclude that he should be nominated to continue to serve as a Director of Clean Diesel.
     Derek R. Gray, Director (Age 77). Mr. Gray has been a Director of Clean Diesel since 1998. Mr. Gray has been managing director of SG Associates Limited, a United Kingdom fiscal advisory firm, since 1971 and a director of Velcro Industries N.V., a manufacturing company, since 1974. Mr. Gray has extensive financial expertise and is a knowledgeable advisor.
     Mr. Gray’s extensive knowledge and experience in international business and tax matters make him a valued advisor to the Board and led the Board to conclude that he should be nominated to continue to serve as a Director of Clean Diesel.
     Mungo Park, Director (Age 55). Mr. Park has been a Director of Clean Diesel since September 2009 and served as Chairman from September 2009 to October 2010. Mr. Park is the Chairman of Innovator Capital Limited, a financial services company of London, England. Innovator Capital has significant experience in advising “Greentech” companies on financial matters. Mr. Park was elected to the Clean Diesel Board of Directors and was appointed as Chairman of the Board for the period noted above at the suggestion of several significant stockholders of Clean Diesel to assist Clean Diesel in focusing on strategic objectives and creating value for stockholders.
     Mr. Park’s fundraising experience and significant experience in advising “Greentech” companies on financial matters led the Board to conclude that he should be nominated to continue to serve as a Director of Clean Diesel.
Executive Officers
          Biographical information for Mr. Call is included above under “—Continuing Directors.”
     Nikhil A. Mehta, Chief Financial Officer (Age 54). Mr. Mehta joined Clean Diesel as Chief Financial Officer in October 2010, following the business combination of Clean Diesel and Catalytic Solutions, Inc. Mr. Mehta has served as Chief Financial Officer of Catalytic Solutions, Inc. since July 2008 and Director since August 2008. Mr. Mehta has more than 25 years of financial management experience in high technology and medical technology companies. His experience includes significant operational finance management in manufacturing companies, fund raising, several acquisitions and experience as Chief Financial Officer for companies listed on NASDAQ as well as AIM in London. From 2005 to 2008, Mr. Mehta served as Chief Financial Officer of Spacelabs Healthcare, Inc., a medical technology company and wholly owned subsidiary of OSI Systems, Inc. (NASDAQ:OSIS). Mr. Mehta served as Vice President of Corporate Development for OSI Systems, Inc. from 2002 to 2005, where he participated in or led several acquisitions and the IPO of Spacelabs on AIM. From 2000 to 2002, Mr. Mehta was Chief Financial Officer of Advanced Tissue Sciences, Inc., a previously listed NASDAQ biotechnology company. Advanced Tissue Sciences, Inc. was the subject of a Liquidating Chapter 11 Plan of Reorganization in 2003. Mr. Mehta also spent over 15 years in several financial positions with Xerox Corporation (NYSE:XRX). Mr. Mehta received an MBA degree from The Wharton School, University of Pennsylvania and Bachelor of Commerce from Bombay University.
     Stephen J. Golden, Ph.D., Chief Technical Officer (Age 49). Dr. Golden joined Clean Diesel as Chief Technical Officer in October 2010, immediately following the business combination of Clean Diesel and Catalytic Solutions, Inc. Dr. Golden, one of the founders of Catalytic Solutions, Inc. and developer of its technology, has served as the Chief Technology Officer and Director of Catalytic Solutions, Inc. since 1996. From 1994 to late 1995, Dr. Golden was the Research Director for Dreisbach Electromotive Incorporated, a developer of advanced batteries based in Santa Barbara, California. Dr. Golden received his doctorate in Material Science at Imperial College of Science and Technology in London, England. Dr. Golden did extensive post-doctoral work at the University of California, Santa Barbara, and the University of Queensland, Australia in ceramic oxide and mixed metal oxide materials.
     Christopher J. Harris, Chief Operations Officer (Age 46). Mr. Harris joined Clean Diesel as Chief Operations Officer in October 2010, following the business combination of Clean Diesel and Catalytic Solutions, Inc. Additionally in October 2010, Mr. Harris was appointed President of Engine Control Systems Limited, a Clean Diesel company. Mr. Harris served as President of Catalytic Solutions, Inc.’s Catalyst Business from August 2008 to October 2010. Mr. Harris has over 20 years of technical, commercial and general management experience in both privately-held and publicly-traded specialty chemicals and materials companies. From May 2007 to August 2008, Mr. Harris served as Chief Operating Officer of Aculon, Inc., an early-stage nanotechnology company, and prior thereto Global Vice President/General Manager of Avery Dennison Corporation’s (NYSE:AVY) Performance Polymers business. Earlier in his career, Mr. Harris held various management positions in North America and Europe during eleven years with Rohm and Haas Company, acquired by The Dow Chemical Company

(NYSE:DOW) in 2009. Mr. Harris earned his Bachelor of Science in Chemical Engineering from Cornell University and completed graduate business coursework at Temple University.
     Timothy Rogers, Senior Corporate Vice President, Product Development and Director (Age 49). Mr. Rogers joined the Clean Diesel Board of Directors in October 2010 and also became Senior Corporate Vice President, Product Development in October 2010. Prior to that Mr. Rogers served as Executive Vice President Operations from 2006; Vice President, International from 2004, and served as interim Chief Executive Officer from September 14, 2010 to October 15, 2010. Prior to joining Clean Diesel he was Director of Sales and Marketing of ADAS Consulting, Ltd, a former UK government agency, focusing on the living and growing environment and providing lead and policy consultancy to the UK government and industry. From 1993 to 2002, Mr. Rogers served as a Global Business Manager of The Associated Octel Company Ltd a multinational petrochemical company based in the UK. Mr. Rogers formed Octel’s Emission Technology business unit developing new fuel-borne catalysts and setting up Adastra Ltd, a retrofit emission control company. Mr. Rogers has been in the petrochemicals business for nearly 25 years. In that time he has worked for The Exxon Corporation and Ethyl Petroleum where he held roles in R&D, international sales and business management. Mr. Rogers has a background in agriculture and mechanical/production engineering, studying at the Brooks University in Oxford.
     David E. Shea, Corporate Controller (Age 47). Mr. Shea joined Clean Diesel as Corporate Controller in October 2010, following the business combination of Clean Diesel and Catalytic Solutions, Inc. Mr. Shea served as Corporate Controller of Catalytic Solutions, Inc. from 2009 and as Manager of Financial Planning and Analysis from October 2005 to 2009. Mr. Shea has over 20 years of financial management experience in a number of different industries. From 2001 to 2005, Mr. Shea served as Director of Finance for ENCO Utility Services, a privately held utility services outsourcing provider. From 1998 to 2001, Mr. Shea was the Manager of Business Planning and Development for Edison Enterprises, an unregulated subsidiary of Edison International (NYSE:EIX). From 1986 to 1998, Mr. Shea held several of financial positions, the last being Manager of Material Estimating and Cost Management at Northrop Grumman (NYSE:NOC). Mr. Shea received an MBA Degree from The University of Southern California Marshall School of Business and a Bachelor of Arts in Economics/Mathematics from the University of California at Santa Barbara.
     Daniel K. Skelton, Ph.D., Vice President, Sales and Marketing (Age 37). Dr. Skelton was appointed Vice President, Sales and Marketing in October 2010 and served as Vice President, Global Sales from February 2009. Prior to that, Dr. Skelton served as Vice President, International from August 2008; Commercial Director, Europe from September 2006; and Business Development Manager, International from January 2005. From 2000 to 2004 Dr. Skelton served as a Manager at Mitsui & Co. Ltd., an international diversified company, with responsibilities for developing emission control technology. Dr. Skelton holds a Ph.D. degree in metallurgy.

PROPOSAL No. 1
ELECTION OF DIRECTORS
     Clean Diesel’s Board of Directors presently has seven (7) members. By resolution of the Board, in light of Mr. Rogers’ resignation as a Director, which is effective April 30, 2011, upon such resignation the number of Directors will be reduced to six (6) members to eliminate the vacancy resulting from his resignation. Accordingly, at the time of the Annual Meeting, Clean Diesel’s Board of Directors will consist of six (6) members and no vacancies.
The Nominees
     We are asking you to vote for the election of six (6) nominees as Directors of Clean Diesel. Each of the nominees is currently a Director of Clean Diesel and was selected by the Board of Directors upon the recommendation of the Compensation and Nominating Committee of the Board. The term of office of each Director is until the 2012 annual meeting or until a successor is duly elected or, if before then, a Director resigns, retires or is removed by the shareholders.
     The following table sets forth certain information with respect to each person nominated and recommended to be elected as a Director of Clean Diesel.

Name	Age	Director Since

Charles F. Call	63	2010
Bernard H. “Bud” Cherry	71	2010
Alexander “Hap” Ellis III	61	2010
Charles R. Engles, Ph.D.	63	2010
Derek R. Gray	77	1998
Mungo Park	55	2009
     Biographical information for each nominee, including the reasons that we believe they should continue to serve as Directors, is included under “Directors and Executive Officers of Clean Diesel—Continuing Directors.” Details concerning Directors’ compensation for the year ended December 31, 2010 are included under “Director Compensation.”
Availability
     The nominees have all consented to stand for election and to serve, if elected. Mr. Ellis has indicated that he would, if reappointed by the Board as Chairman, accept the position as Chairman. If one or more of the above nominees becomes unavailable or declines to accept election as a Director, votes will be cast for a substitute nominee, if any, designated by the Board on recommendation of the Compensation and Nominating Committee. If no substitute nominee is designated prior to the election, the individuals named as proxies on the enclosed proxy card will exercise their judgment in voting the shares that they represent, unless the Board reduces the number of Directors and eliminates the vacancy.
Plurality Voting
     Under Delaware law and Clean Diesel’s By-Laws, a vote by a plurality of the shares voting is required for the election of Directors. Under plurality voting, Directors who receive the most “For” votes are elected; there is no “Against” option and votes that are “withheld” or not cast are disregarded in the count. If a nominee receives a plurality of votes but does not, however, receive a majority of votes, that fact will be considered by the Compensation and Nominating Committee in any future decision on nominations.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF
EACH OF THESE NOMINEES AS DIRECTORS.

ROLE AND COMPOSITION OF THE BOARD OF DIRECTORS
     The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company, except with respect to those matters reserved to the shareholders. It selects the Chief Executive Officer and other members of the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance. The function of the Board to monitor the performance of senior management is facilitated by the presence of outside Directors of stature who have substantive knowledge of the Company’s business.
     Our By-laws state that the number of Directors shall be determined from time to time by the Board of Directors or by the shareholders. In light of the resignation of Mr. Rogers as Senior Corporate Vice President, Product Development and Director effective April 30, 2011, Clean Diesel’s Board of Directors has fixed the number of Directors at six (6) effective upon such resignation (a decrease from the current seven (7) Directors).
     Each Director shall be elected for a term of one year and until a successor is duly elected or until the Director shall sooner resign, retire, become deceased or be removed by the shareholders. Any Director may be removed by the shareholders with or without cause at any time. Any Director may resign at any time by submitting an electronic transmission or by delivering a written notice of resignation, signed by such Director to the Chairman, the Chief Executive officer or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Vacancies in the Board may be filled by a majority of the Directors then in office (although less than a quorum), by the sole remaining Director, or by the shareholders. Any decrease in the authorized number of Directors shall not become effective until the expiration of the term of the Directors then in office unless, at the time of such decrease, there shall be vacancies on the Board that are being eliminated by the decrease. The Board is currently comprised of a Non-Executive Chairman, two Executive Directors, and four Non-Executive Directors.
Director Independence
     The Board of Directors has affirmatively determined that each of Bernard H. “Bud” Cherry, Alexander “Hap” Ellis III, Charles R. Engles, Ph.D., and Derek R. Gray is “independent” under the NASDAQ listing standards. In addition, the Board of Directors has determined that the members of Clean Diesel’s Audit Committee, Mr. Gray, Mr. Ellis and Dr. Engles are “independent” under the heightened independence standards applicable to Audit Committee members under applicable NASDAQ listing standards and SEC rules (including that Mr. Ellis falls outside the safe harbor provisions in Rule 10A-3(e)(1)(ii) given his beneficial ownership in excess of 10%). Mungo Park, Charles F. Call and Timothy Rogers are not independent.
2010 Meetings and Attendance
     During 2010, the Board held 20 meetings. All Directors attended 75% or more of the aggregate number of meetings of the Board and Board committees on which they served. Clean Diesel does not have a formal policy relating to Director attendance at annual meetings. Five Directors attended the 2010 annual meeting of Clean Diesel held on October 12, 2010.
Executive Sessions
     The Non- Executive Directors met in executive session of the Board on two occasions; the members of the Audit Committee met in executive session on three occasions; and the Compensation and Nominating Committee met once in executive session in 2010. The policy of the Board is to hold at least two executive sessions of the Board annually and executive sessions of committees when needed.
Board Leadership Structure
     The Clean Diesel Board is led by a Chairman who is a Non-Executive Director selected by the full Board on nomination of the Compensation and Nominating Committee. The Board believes that the Chairman is responsible for Board leadership and the Chief Executive Officer is responsible for leading the management, employees and operations of Clean Diesel and that these are two distinct and separate responsibilities. The Board believes this leadership structure is efficient and promotes good corporate governance. However, the Board continues to evaluate its leadership structure and may change it, if, in the opinion of the Board, a change is required by the needs of Clean Diesel’s business and operations.

Risk Oversight
     The Board of Directors exercises ultimate risk oversight responsibility for Clean Diesel directly and through its committees. The direct role for the Board is to assist management in identifying risk, to evaluate management’s performance in managing risk, and, when appropriate, to request information and data to assist in that process. The Board believes that its leadership structure of a separate Chairman and Chief Executive Officer enhances the Board’s assessment of risk. The Audit Committee assesses financial risk, and reviews and approves all related party transactions and potential conflicts of interest. The Compensation and Nominating Committee oversees risks relating to Clean Diesel’s compensation policies and practices. Each Committee reports its activities and recommendations to the Board, including assessment of risk, when appropriate.
COMMITTEES OF THE BOARD
     The standing Committees of the Board of Directors are an Audit Committee and a Compensation and Nominating Committee. Special committees may be formed from time to time as determined by the Board of Directors. The Charters of the Audit Committee and the Compensation and Nominating Committees are available on Clean Diesel’s website at www.cdti.com under “Investor Relations.”
     The following table sets out the current membership of the standing Committees of our Board of Directors:

Name	Audit	Compensation and Nominating
Charles F. Call
Bernard H. “Bud” Cherry		Chairman
Alexander “Hap” Ellis III	X	X
Charles R. Engles, Ph.D.	X	X
Derek R. Gray	Chairman
Mungo Park
Timothy Rogers
Audit Committee
     The Audit Committee is responsible for review of audits, financial reporting and compliance, and accounting and internal controls policy. For audit services, the Audit Committee is responsible for the engagement and compensation of independent auditors, oversight of their activities and evaluation of their independence. The Audit Committee has instituted procedures for receiving reports of improper record keeping, accounting or disclosure. The Audit Committee is also responsible for reviewing all transactions with related parties, regardless of the amount of such transaction. The Board has also constituted the Audit Committee as a Qualified Legal Compliance Committee in accordance with SEC regulations.
     In the opinion of the Board, each of the members of the Audit Committee has both business experience and an understanding of generally accepted accounting principles and financial statements enabling them to effectively discharge their responsibilities as members of that Committee.
     The Audit Committee met nine times in 2010.
     Audit Committee Financial Expert
     The Board has determined that Derek R. Gray is an audit committee financial expert within the meaning of SEC regulations. In making this determination the Board considered Mr. Gray’s formal training, and long experience in accounting and auditing and his former service for many years as the Chairman of the Audit Committee of another reporting company under the Securities Exchange Act.

     Membership
     Currently, the Audit Committee consists of Mr. Gray as Chairman, Alexander “Hap” Ellis III and Charles R. Engles, Ph.D. Former Board members John A. de Havilland, Frank J. Gallucci and David Whitwell also served on the Audit Committee during 2010.
Compensation and Nominating Committee
     The Compensation and Nominating Committee is responsible for establishing executive compensation and administering Clean Diesel’s 1994 Incentive Compensation Plan and also identifies Director nominees for election to fill vacancies on Clean Diesel’s Board.
     Nominating Policies
     Nominees are approved by the Board on recommendation of the Committee. In evaluating nominees, the Committee particularly seeks candidates of high ethical character with significant business experience at the senior management level who have the time and energy to attend to Board responsibilities. Candidates should also satisfy such other particular requirements that the Committee may consider important to Clean Diesel’s business at the time. When a vacancy occurs on the Board, the Committee will consider nominees from all sources, including stockholders, nominees recommended by other parties, and candidates known to the Directors or Clean Diesel’s management. The Committee may, if appropriate, make use of a search firm and pay a fee for services in identifying candidates. The best candidate from all evaluated will be recommended to the Board to consider for nomination.
     Shareholders who wish to recommend candidates for consideration as nominees should on or before January 1 in each year furnish in writing detailed biographical information concerning the candidate to the Committee addressed to the Secretary of Clean Diesel at 4567 Telephone Rd., Suite 206, Ventura, California, 93003, U.S.A. No material changes have been made to the procedures by which security holders may recommend nominees to Clean Diesel’s Board of Directors.
     Compensation Policies
     Compensation of Clean Diesel executives is approved by the Board of Directors upon the recommendation of the Compensation and Nominating Committee. The Compensation and Nominating Committee currently provides a compensation package that includes base salary, bonus, and equity awards under Clean Diesel’s 1994 Incentive Plan (the “Plan”), as well as a 401(k) Plan for substantially all U.S. employees and equivalent plans for employees around the world. For periods prior to the October 15, 2010 business combination with Catalytic Solutions, Inc. (“CSI”), which we refer to as the “Merger,” Clean Diesel provided matching if an employee contributed 5% to the 401(k) Plan (Clean Diesel matched 100% of the employee contribution up to 4% of the employee’s salary). Matching contributions vested immediately. Following the Merger, Clean Diesel discontinued 401(k) Plan matching. Full-time U.K. employees who have met minimum length-of-service requirements may also participate in a pension plan. Under the pension plan, Clean Diesel contributes an amount equal to 3% of employee’s base salary per annum. An employee may make voluntary additional contributions which Clean Diesel will match up to a further 2%. After five years of service, Clean Diesel will increase its contribution to an amount equal to 5% of employee’s base salary.
     Clean Diesel provides certain welfare benefit plans to its employees, which include medical and dental insurance benefits. Clean Diesel may also provide other benefits to executives including term life insurance and disability insurance. These benefits are not provided to Non-Executive Directors.
     Executive base salaries are approved by the Compensation and Nominating Committee on recommendation of the Chief Executive Officer, except that the base salary of the Chief Executive Officer is fixed by the Committee itself. In approving or fixing base salaries, the Committee acts in its collective business judgment and experience on what it understands to be fair, reasonable and equitable compensation in view of our requirements for recruiting and retention in a highly competitive market. The Committee has indicated their intent to retain a compensation consultant to advise the Committee on current compensation arrangements in place at companies comparable to Clean Diesel. In its deliberations, the Committee considers:
•	the executive’s compensation relative to other officers;

•	recent and expected performance of the executive;

•	our recent and expected overall performance; and

•	our overall budget for base salary increases.
     In 2010 and 2009, no awards were made under Clean Diesel’s incentive cash bonus program, called the Management Incentive Program (“MIP”). The Committee has elected to terminate the MIP and is currently considering adopting a new incentive plan. In light of exceptional performance with respect to the Merger and related matters, the Committee awarded special one-time bonuses to be paid to certain employees.
     Clean Diesel has one equity based employee compensation plan, the 1994 Incentive Plan (the “Plan”), which was approved by the shareholders in 1994 and in 2002. Under the Plan, awards may be granted to participants in the form of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, bonuses or other forms of share-based or non-share-based awards or combinations thereof. Participants in the Plan may be Clean Diesel’s Directors, officers, employees, consultants or advisors (except consultants or advisors in capital-raising transactions) as the Directors determine are key to the success of our business. The Compensation and Nominating Committee grants stock options and restricted stock (or restricted stock units) as long-term equity incentive awards. These awards are designed to focus management on the long-term success of Clean Diesel as evidenced by appreciation of our stock price over several years, by growth in our earnings per share and other elements, and thereby, to align the interests of the recipients with the interests of the shareholders. We do not have a stock ownership policy for executive officers.
     Under the Plan, the Board grants stock option awards for a term of not more than ten years. Stock option awards are made by the full Board on the recommendation of the Compensation and Nominating Committee. The awards have an exercise price per share equal to fair market value on the grant date.
     Compensation Recovery Policies
     Clean Diesel will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to an executive officer, if such executive engages in misconduct that caused or partially caused a restatement of Clean Diesel’s financial results, in accordance with section 304 of the Sarbanes-Oxley Act of 2002. If circumstances warrant, Clean Diesel will seek to recover appropriate portions of the executive officer’s compensation for the relevant period, as provided by law.
     Meetings
     The Compensation and Nominating Committee met nine times in 2010.
     Membership
     Currently, the Compensation and Nominating Committee consists of Bernard H. “Bud” Cherry as Chairman, Alexander “Hap” Ellis III and Charles R. Engles, Ph.D. Former Board members John A. de Havilland and David F. Merrion also served on the Compensation and Nominating Committee during 2010.
     Compensation and Nominating Committee Interlocks and Insider Participation
     During 2010, all members of the Compensation and Nominating Committee were independent Directors, and no member was an employee or former employee of Clean Diesel. During 2010, none of Clean Diesel’s executive officers served on the compensation committee (or its equivalent) or board of Directors of another entity whose executive officer served on the Committee.
     Compensation and Nominating Committee Diversity Policy
     The Compensation and Nominating Committee does not have a diversity policy. When evaluating nominees, however, the Committee considers a candidate’s background, experience, education, skills and individual qualities that could contribute to heterogeneity and perspective in Board deliberations.

CORPORATE GOVERNANCE
     Our Corporate Governance Principles govern the operation of the Board of Directors and its Committees and guide the Board and our Executives in the execution of their responsibilities. These Principles are reviewed at least annually and are updated periodically in response to changing regulatory requirements, evolving practices and otherwise as circumstances warrant.
Code of Business Ethics and Conduct
     On the recommendation of the Audit Committee, the Board has adopted a Code of Ethics and Business Conduct (the “Code”) that applies to all employees, officers and Directors, including the Chief Executive Officer and Chief Financial Officer. A copy of the Code is available free of charge on written or telephone request to Investor Relations, Clean Diesel Technologies, Inc., 4567 Telephone Rd., Suite 206, Ventura, California 93003, U.S.A., or +1-805-639-9458 The Code is also available on Clean Diesel’s website at www.cdti.com under “Investor Relations.” Changes to or waivers granted under the Code will be posted to on Clean Diesel’s website and reflected, if appropriate, in Clean Diesel’s SEC filings.
Communicating with the Board of Directors
     Shareholders and other interested parties may contact any of Clean Diesel’s Directors, including the Chairman or the Non-Executive Directors as a group, by writing a letter to the Clean Diesel Director(s) c/o Secretary, Clean Diesel Technologies, Inc., 4567 Telephone Rd., Suite 206, Ventura, California 93003, U.S.A. Communications will be forwarded directly to the Chairman, unless a different Director is specified.
Corporate Governance Materials
     Materials relating to corporate governance at Clean Diesel are published on our website at www.cdti.com under “Investor Relations.”
•	Board of Directors—Background and Experience

•	Audit Committee Charter

•	Compensation and Nominating Committee Charter

•	Code of Ethics and Business Conduct

•	By-laws of Clean Diesel Technologies, Inc.

•	Certificate of Amendment to Restated Certificate of Incorporation of Clean Diesel Technologies, Inc.
Certain Relationships and Related Transactions
     Mr. Park is the chairman of Innovator Capital Limited, a financial services company of London, England, which firm has provided services to Clean Diesel. On November 20, 2009, Clean Diesel entered into an engagement letter with Innovator to provide financing and merger and acquisition services. The engagement letter had an initial three month term during which Innovator would (i) act for Clean Diesel in arranging a private placement financing of $3.0 million to $4.0 million from the sale of the company’s common stock and warrants and (ii) assist in merger and acquisition activities. Effective February 20, 2010 by way of a letter agreement dated April 21, 2010, Clean Diesel extended the term of the engagement letter to June 30, 2010 and revised the minimum and maximum range of private placement financing to $1.0 million to $1.5 million.
     As provided in the engagement letter, Clean Diesel agreed to pay Innovator (i) a placing commission of 5% of all monies received by the company and (ii) financing warrants to acquire shares of common stock equal in value to 15% of the total gross proceeds received by the company in the financing, such financing warrants to be exercisable at a price equal to a 10% premium to the price per share of common stock in the financing. Issuance of the financing warrants was contingent on Clean Diesel stockholders authorizing additional common stock. For its merger and acquisition services, Clean Diesel agreed to pay Innovator monthly retainer fees of $10,000 and success fees as a percentage of transaction value of 5% on the first $10.0 million, 4% on the next $3.0 million, 3% on the next $2.0 million, and 2% on amounts above $15.0 million in connection with possible merger and acquisition transactions. The success fees would be payable in cash or shares or a combination of cash or shares as determined by the Board.

     On May 13, 2010, Clean Diesel entered into a letter agreement with Innovator to clarify fee arrangements in the context of the company’s Regulation S private placement and the Merger. On August 23, 2010, Clean Diesel entered into an additional letter agreement with Innovator to (i) extend the term of Innovator’s engagement until the close of business on September 30, 2010 and (ii) further clarify fee arrangements with Innovator in the context of the Merger. Pursuant to the August 23, 2010 letter agreement, Clean Diesel agreed to pay Innovator for services rendered in connection with the Merger as, if and when completed: (i) $500,000 in cash less monthly retainer fees paid to Innovator and (ii) 32,414 shares of common stock (on a post-split basis). Accordingly, in connection with the closing of the Merger, Clean Diesel paid Innovator a fee of approximately $659,500 comprised of $500,000 in cash (inclusive of monthly retainers) and 32,414 shares of common stock. In addition, Clean Diesel paid Innovator a fee of $50,000 in cash and 15% of the gross proceeds of the Regulation S private placement through the issuance of 14,863 warrants to purchase common stock. These warrants have an exercise price of $10.09 and expire on the earlier of (i) October 15, 2013 (the third anniversary of the effective time of the Merger) and (ii) the date that is 30 days after we give notice that the market value of one share of our common stock has exceeded 130% of the exercise price of the warrant for 10 consecutive days.
Related Party Transaction Approval Policy
     Clean Diesel has adopted a policy pertaining to the review and approval of transactions with related persons. Under this policy, the Audit Committee reviews and approves all related party transactions regardless of the amount.

DIRECTOR COMPENSATION
Overview
     Clean Diesel’s Board of Directors experienced a number of changes during the year ended December 31, 2010, including in connection with the October 15, 2010 completion of the business combination with Catalytic Solutions, Inc. (“CSI”), which we refer to as the “Merger.”
     On May 10, 2010, John A. de Havilland, resigned as a member of Clean Diesel’s Board of Directors. On August 25, 2010, Clean Diesel’s Board of Directors increased the number of its Directors from five to seven and elected Mr. Frank J. Gallucci, 60, and Mr. David W. Whitwell, 44, as Directors to fill the vacancies. On September 14, 2010, Clean Diesel’s Board of Directors determined that Timothy Rogers should be nominated for election as a Director at Clean Diesel’s 2010 annual meeting rather than renominating Michael Asmussen and accordingly, on October 12, 2010, Timothy Rogers was elected to Clean Diesel’s Board of Directors. On October 15, 2010, in connection with the Merger and as contemplated by the Merger Agreement, at the effective time of the Merger four members of Clean Diesel’s Board (Frank Gallucci, Charles W. Grinnell, David F. Merrion, and David W. Whitwell) resigned from the Board of Directors; and four members of the Board of Directors of Catalytic Solutions, Inc. (Charles F. Call, Bernard H. “Bud” Cherry, Alexander “Hap” Ellis III and Charles R. Engles, Ph.D.) were appointed to Clean Diesel’s Board of Directors, with Mr. Ellis named as Chairman of the Board.
Clean Diesel Summary Director Compensation Table
     The following table shows all compensation earned by Clean Diesel’s Non-Executive Directors in 2010. Directors who are also employees or executive officers of Clean Diesel receive no compensation for their service as Directors. Accordingly, Charles F. Call, Timothy Rogers and Charles W. Grinnell are not included in the Director Compensation table below and all compensation paid to Messrs. Call, Rogers and Grinnell is reported in the Summary Compensation Table included under “Executive Compensation.”

	Fees Earned or Paid
Name	in Cash	Option Awards1, [2]	Total
Alexander “Hap” Ellis, III [3]	$7,292	$30,650	$37,942
Bernard H. “Bud” Cherry [4]	$6,771	$30,650	$37,421
Charles R. Engles, Ph.D. [5]	$7,292	$30,650	$37,942
Derek R. Gray [6]	$44,792	$30,650	$75,442
Mungo Park [7]	$52,708	$30,650	$83,358
John A. de Havilland [8]	$10,806	—	$10,806
Frank Gallucci [9]	$25,000	—	$25,000
David F. Merrion [10]	$40,000	—	$40,000
David Whitwell [11]	$25,000	—	$25,000

[1]	As of December 31, 2010, the following outstanding option awards were held by members of the Board of Directors: Mr. Ellis, 5,000 shares; Mr. Cherry, 5,000 shares; Dr. Engles, 5,000 shares; Mr. Gray, 15,163 shares; Mr. Park, 5,000 shares; Mr. de Havilland, 6,330 shares; Mr. Merrion, 4,998 shares; and Mr. Whitwell, 5,184 shares. Mr. Gallucci held no shares.

[2]	Amount represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, see Note 13 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010.

[3]	Mr. Ellis joined the Board as Chairman effective October 15, 2010 and is a member of the Audit Committee and Compensation and Nominating Committee.

[4]	Mr. Cherry joined the Board October 15, 2010 and was appointed Chairman of the Compensation and Nominating Committee.

[5]	Dr. Engles joined the Board October 15, 2010 and was appointed a member of the Audit Committee and Compensation and Nominating Committee.

[6]	Mr. Gray is Chairman of the Audit Committee and a former member of the Special Committee of Independent Directors that was formed in connection with the Merger.

[7]	Mr. Park served as Chairman from August 28, 2009 until October 15, 2010.

[8]	Mr. de Havilland resigned from the Board on May 10, 2010 and had been a member of the Audit Committee and Compensation and Nominating Committee.

[9]	Mr. Gallucci joined the Board on August 25, 2010 and resigned on October 15, 2010 effective upon the completion of the Merger. He had been a member of the Audit Committee and Special Committee of Independent Directors.

[10]	Mr. Merrion resigned from the Board on October 15, 2010 effective upon the completion of the Merge and had been a member of the Compensation and Nominating Committee and Special Committee of Independent Directors.

[11]	Mr. Whitwell joined the Board on August 25, 2010 and resigned on October 15, 2010 effective upon the completion of the Merge. He had been a member of the Audit Committee and Special Committee of Independent Directors.
Narrative to Director Compensation Table
     From January 1, 2010 through October 19, 2010, Clean Diesel’s Directors were compensated based on the following fee schedule: an annual fee of $30,000, and the Chairman of the Board and the Chairman of the Audit Committee received additional fee of $30,000 and $10,000, respectively. Fees earned through September 30, 2010 were paid in cash quarterly in arrears. Effective August 25, 2010, members of each the Audit Committee, Compensation and Nominating Committee and a Special Committee of Independent Directors (which was formed in connection with the Merger) were paid a one-time fee of $10,000. The Special Committee of Independent Directors was not reappointed following completion of the Merger.
     On October 19, 2010, Clean Diesel’s Board of Directors adopted the following Board compensation structure:

Position	Compensation
Member of the Board of Directors	$25,000 per year
plus
An annual grant of stock options to acquire 5,000 shares of common stock at an exercise price equal to the grant date fair market value; timing to be at the discretion of the Board on the recommendation of the Compensation and Nominating Committee

Member of the Audit Committee	$5,000 per year

Chairman of the Audit Committee (in addition to Member compensation)	$10,000 per year

Member of the Compensation and Nominating Committee	$5,000 per year

Chairman of the Compensation and Nominating Committee (in addition to Member compensation)	$7,500 per year
     Fees earned by the Non-Executive Directors since October 1, 2010 have been accrued, but not yet paid. Generally, fees are expected to be paid in cash quarterly in arrears. There are no additional fees paid for attendance at meetings. Non-Executive Directors are also eligible for stock option awards. Stock option awards to Non-Executive Directors are, under the current policy of the Board, granted under the Plan and are exercisable for a ten-year term and vest over time.

PROPOSAL No. 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has reappointed the firm of KPMG LLP to be Clean Diesel’s independent registered public accounting firm for the year 2011 and the Board of Directors is submitting the appointment of the independent registered public accounting firm to shareholders for ratification at the Annual Meeting. KPMG LLP has served as Clean Diesel’s independent registered public accounting firm since December 14, 2010. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to respond to appropriate questions and, if the representative desires to do so, to make a statement.
     Neither the Company’s By-laws nor other governing documents or law require shareholder ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board of Directors recommended, and the Board of Directors is, submitting the appointment of KPMG LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of KPMG LLP.
     Dismissal of Prior Audit Firm
     On December 14, 2010, the Audit Committee of our Board of Directors approved the dismissal of, and we dismissed, EisnerAmper LLP (formerly known as Eisner LLP) as our independent registered public accounting firm.
     On October 15, 2010, we completed the merger of our wholly-owned subsidiary, CDTI Merger Sub, Inc., with and into Catalytic Solutions, Inc., a California corporation (“CSI”), as contemplated by the Agreement and Plan of Merger dated May 13, 2010, as amended by letter agreements dated September 1, 2010 and September 14, 2010 (the “Merger Agreement”). We refer to this transaction as the “Merger.” The Merger was accounted for as a reverse acquisition and, as a result, our company’s (the legal acquirer) consolidated financial statements are now those of CSI (the accounting acquirer), with the assets and liabilities, and revenues and expenses, of our company included effective from the date of the closing of the Merger. KPMG LLP served as CSI’s independent registered public accounting firm since 2001.
     The audit report of EisnerAmper LLP on our consolidated financial statements as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report contained an explanatory paragraph stating that “[a]s described in Note 2 to the consolidated financial statements, [Clean Diesel Technologies, Inc.] elected to measure certain financial assets at fair value effective from January 1, 2008.”
     The audit report of EisnerAmper LLP on our consolidated financial statements as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report contained an explanatory paragraph stating that “[a]s described in Note 2 to the Consolidated Financial Statements, effective January 1, 2008, [Clean Diesel Technologies, Inc.] adopted Statement of Financial Accounting Standards No. 159, [‘]The Fair Value Option for Financial Assets and Liabilities.[’] ” The audit report of EisnerAmper LLP on the effectiveness of our internal control over financial reporting as of December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     During the fiscal years ended December 31, 2009 and 2008, and through December 14, 2010, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with EisnerAmper LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EisnerAmper LLP would have caused EisnerAmper LLP to make reference to the subject matter of the disagreements in its reports on our consolidated financial statements for such years.
     During the fiscal years ended December 31, 2009 and 2008, and through December 14, 2010, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).
     We provided EisnerAmper LLP with a copy of the above disclosures and requested EisnerAmper LLP to provide us with a letter addressed to the SEC stating whether it agrees with such disclosures. A copy of EisnerAmper LLP’s letter dated December 16, 2010 was filed as Exhibit 16.1 to our Current Report on Form 8-K filed on December 17, 2010.
Audit Fees
     The following table presents fees for audit, audit-related, tax and other services rendered by KPMG LLP, our independent registered public accounting firm, and by our prior auditors, EisnerAmper LLP, for the years ended December 31, 2009 and 2010:

	KPMG LLP[1]		EisnerAmper LLP
	2010	2009	2010	2009

Audit Fees	$1,022,000	$505,000	$161,600	$165,300
Audit-Related Fees	—	—	—	1,300
Tax	81,000	99,000	—	—
All Other Fees	—	—	—	—

Total	$1,103,000	$604,000	$161,600	$166,600

[1]	No fees were paid to KPMG LLP by Clean Diesel prior to the December 14, 2010 appointment of KPMG LLP as its independent registered public accounting firm. Accordingly, all of 2009 and a portion of 2010 represents fees paid by CSI.
     In the above table, in accordance with the SEC’s definitions and rules, “Audit Fees” are fees for professional services for the audit of a company’s financial statements included in the annual report on Form 10-K, for the review of a company’s interim financial statements included in the quarterly reports on Form 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements; and “Tax Fees” are fees for tax compliance, tax advice and tax planning.
Pre-Approval Policies and Procedures
     Consistent with SEC rules regarding auditor independence, the Audit Committee has responsibility for appointing, as well as setting the compensation and overseeing the work of, the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee’s policy is to approve in advance an engagement of our independent registered public accounting firm for any audit or non-audit service. All services provided by EisnerAmper LLP and KPMG LLP to Clean Diesel during fiscal 2010, as described above, were approved by the Audit Committee in advance of EisnerAmper LLP or KPMG LLP, as the case may be, providing such services.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION
OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2011.

REPORT OF THE AUDIT COMMITTEE
     As more fully described in its Charter, the Audit Committee assists the Board of Directors in its oversight of Clean Diesel’s corporate accounting and financial reporting process and interacts directly with and evaluates the performance of Clean Diesel’s independent registered public accounting firm.
     In the performance of its oversight function, the Audit Committee has reviewed Clean Diesel’s audited consolidated financial statements for the year ended December 31, 2010 and has met with both management and Clean Diesel’s independent registered public accounting firm, KPMG LLP, to discuss those consolidated financial statements. The Audit Committee has discussed with KPMG LLP those matters related to the conduct of the audit that are required to be communicated by the independent registered public accounting firm to the Audit Committee under the Rules adopted by the Public Company Accounting Oversight Board (“PCAOB”), including KPMG LLP’s judgments as to the quality, not just the acceptability, of Clean Diesel’s accounting principles. In addition, the Audit Committee has reviewed and discussed with management the assessment of the effectiveness of Clean Diesel’s internal control over financial reporting.
     The Audit Committee discussed with Clean Diesel’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee met separately with the independent registered public accounting firm, without management present, to discuss the results of its audits, Clean Diesel’s internal controls and the overall quality of Clean Diesel’s financial reporting.
     The Audit Committee has received from KPMG LLP the required written disclosures and letter regarding its independence from Clean Diesel, as set forth in the applicable requirements of the PCAOB, and has discussed with KPMG LLP its independence. The Audit Committee has also reviewed and considered whether the provision of other non-audit services by KPMG LLP is compatible with maintaining the auditor’s independence.
     Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements of Clean Diesel for the year ended December 31, 2010 be included in Clean Diesel’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 31, 2011.
     It is not the duty of the Audit Committee to conduct audits, to independently verify management’s representations or to determine that Clean Diesel’s financial statements are complete and accurate, prepared in accordance with United States generally accepted accounting principles or fairly present the financial condition, results of operations and cash flows of Clean Diesel. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. The independent registered public accounting firm retained by the Audit Committee is responsible for performing an independent audit of the consolidated financial statements, and for reporting the results of their audit to the Audit Committee. The Audit Committee reviews and monitors these processes. In giving its recommendation to the Board of Directors, the Audit Committee has expressly relied on (i) management’s representation that such financial statements have been prepared in conformity with United States generally accepted accounting principles and (ii) the report of the Company’s independent registered public accounting firm, with respect to such financial statements.
The Audit Committee
Derek Gray, Chairman
Alexander “Hap” Ellis III
Charles R. Engles, Ph.D.
The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP OF MANAGEMENT
     The following table sets forth information known to us regarding the beneficial ownership of common stock as of March 31, 2011 by: (i) each person know to Clean Diesel to beneficially own more than five percent of its outstanding shares of common stock; (ii) each of the Directors (including all nominees for Director); (iii) Clean Diesel’s “Named Executive Officers” as set forth in the Summary Compensation Table included under “Executive Compensation”; and (iv) all current Directors and executive officers as a group at such date.

	Number of	Percentage
Beneficial Owner Name and Address[1]	Shares[2]	Beneficially Owned[3]
RockPort Capital Partners [4]	458,023	11.3%
Cycad Group LLC [5]	407,475	10.1%
John A. Kanis [6]	398,722	9.7%
EnerTech Capital Partners [7]	344,094	8.6%
Allen & Company LLC [8]	377,776	6.7%

Directors:
Charles F. Call [9]	62,784	1.6%
Bernard H. “Bud” Cherry [10]	23,761	*
Alexander “Hap” Ellis III [11]	2,917	*
Charles R. Engles, Ph.D. [12]	26,971	*
Derek R. Gray [13]	66,199	1.6%
Mungo Park [14]	97,522	2.4%
Timothy Rogers [15]	11,786	*

Named Executive Officers:
Michael L. Asmussen [16]	1,389	*
Charles W. Grinnell [17]	10,048	*
Daniel K. Skelton, Ph.D. [18]	8,410	*

Executive Officers:
Stephen J. Golden, Ph.D. [19]	24,883	*
Christopher J. Harris [20]	6,250	*
Nikhil A. Mehta [21]	9,500	*
David E. Shea [22]	2,500	*
All Current Directors and Officers as a Group (12 persons) [23]	343,483	8.1%

*	less than 1%

[1]	The address of RockPort Capital Partners is 160 Federal Street, 18th Floor, Boston, Massachusetts 02110; the address of Cycad Group LLC is 6187 Carpinteria Avenue, Suite 300, Carpinteria, California 93014; the address of John A. Kanis is c/o Kanis, S.A., 82 Z Portland Place, London W1B 1NS, England; the address of EnerTech Capital Partners is Building D, Suite 105, 625 West Ridge Pike, Conshohocken, Pennsylvania 19428; the address of Allen & Company LLC is 711 Fifth Avenue, New York, New York 10022; the address of the Directors, Named Executive Officers and Executive Officers is c/o Clean Diesel Technologies, Inc., 4567 Telephone Road, Suite 206, Ventura, California 93003.

[2]	To our knowledge, unless otherwise indicated in the footnotes to this table, we believe that each of the persons named in the table has sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable (or other beneficial ownership shared with a spouse) and the information contained in this table and these notes.

Beneficial ownership has been determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as beneficially owned all shares that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within

60 days of the determination date, which is March 31, 2011 for this purpose. Such shares are deemed to be outstanding for the purpose of computing the number of shares beneficially owned and the percentage ownership of the person holding such options or warrants, but these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

[3]	The percent of Clean Diesel beneficially owned is based on 3,987,812 shares of Clean Diesel common stock issued and outstanding on March 31, 2011.

[4]	As reflected in the Schedule 13Ds filed on October 22, 2010 by RockPort Capital Partners, L.P. and RP Co-Investment Fund I, L.P. Alexander Ellis, III (one of our Directors), Janet B. James, William E. James, Charles J. McDermott, David J. Prend and Stoddard M. Wilson share voting and investment power over the shares listed above. Beneficial ownership includes 375,853 shares and warrants to acquire 40,220 shares at $7.92 per share held by RockPort Capital Partners, L.P. and 26,842 shares and warrants to acquire 15,108 shares at $7.92 per share held by RP Co-Investment Fund I, L.P. Mr. Ellis disclaims beneficial ownership except to the extent of his pecuniary interest in such shares.

[5]	As reflected in the Schedule 13G filed on October 22, 2010 by Cycad Group LLC, K. Leonard Judson and Paul F. Glenn share voting and investment power over the shares listed above. Beneficial ownership includes 369,472 shares held directly, warrants to acquire 28,144 shares at $7.92 per share and warrants to acquire 9,859 shares at $2.79 per share. Beneficial ownership does not reflect warrants to acquire an additional 8,607 shares at $7.92 per share, which warrants are issuable upon the exercise in full of the warrants to acquire 9,859 shares.

[6]	As reflected in the Schedule 13G filed on February 3, 2011 by Kanis S.A. and John A. Kanis, includes 266,548 shares of common stock and warrants to acquire 128,707 shares of common stock held by Kanis S.A. Does not include warrant to acquire 25,000 shares of common stock held by Kanis S.A. that is not currently exercisable. Does not include 369,853 shares issuable upon conversion of convertible note to be issued pursuant to a Subordinated Convertible Notes Commitment Letter dated April 11, 2011. John A. Kanis is the sole stockholder of Kanis S.A. and controls the voting and investment decisions of Kanis S.A., accordingly, John A. Kanis may be deemed to share beneficial ownership of all shares of common stock beneficially owned by Kanis S.A.

[7]	As reflected in the Schedule 13G/A filed on February 4, 2011 by EnerTech Capital Partners II L.P., ECP II Management L.P., ECP II Management, LLC and ECP II Interfund L.P., Scott B. Ungerer, William G. Kingsley, Robert E. Keith and Mark J. DeNino share voting and investment power over the shares listed above. Beneficial ownership includes 315,441 shares and warrants to acquire 16,010 shares at $7.92 per share held by EnerTech Capital Partners II L.P. and 12,032 shares and warrants to acquire 611 shares at $7.92 per share held by ECP II Interfund L.P.

[8]	As reflected in the Schedule 13G filed on February 4, 2011 by Allen & Company LLC, beneficial ownership includes 111,110 shares and warrants to acquire 166,666 shares at $7.92 per share.

[9]	For Mr. Call, includes warrants to acquire 137 shares at $7.92 per share and 62,480 shares subject to options exercisable within 60 days.

[10]	For Mr. Cherry, includes warrants to acquire 9,380 shares at $7.92 per share and 2,917 shares subject to options exercisable within 60 days.

[11]	For Mr. Ellis, reflects 2,917 shares subject to options exercisable within 60 days. Mr. Ellis disclaims beneficial ownership of shares beneficially owned by RockPort Capital Partners except to the extent of his pecuniary interest in such shares.

[12]	For Dr. Engles, includes warrants to acquire 10,825 shares at $7.92 per share and 2,917 shares subject to options exercisable within 60 days.

[13]	For Mr. Gray, includes warrants to acquire 13,457 shares at $7.92 per share and 14,830 shares subject to options exercisable within 60 days.

[14]	For Mr. Park, includes 32,414 shares and warrants to acquire 62,191 shares at a weighted average price of $53.98 per share, which are held by Innovator Capital Limited. Mr. Park is a principal of Innovator Capital Limited and may be deemed to beneficially own shares held by Innovator Capital Limited. Also includes 2,917 shares subject to options exercisable within 60 days.

[15]	For Mr. Rogers, includes 11,720 shares subject to options exercisable within 60 days.

[16]	For Mr. Asmussen, reflects 1,389 shares subject to options exercisable within 60 days.

[17]	For Mr. Grinnell, includes 9,330 shares subject to options exercisable within 60 days.

[18]	For Dr. Skelton, includes 8,022 shares subject to options exercisable within 60 days.

[19]	For Dr. Golden, includes warrants to acquire 8,327 shares at $7.92 per share and 8,000 shares subject to options exercisable within 60 days.

[20]	For Mr. Harris, reflects 6,250 shares subject to options exercisable within 60 days.

[21]	For Mr. Mehta, reflects 9,500 shares subject to options exercisable within 60 days.

[22]	For Mr. Shea, reflects 2,500 shares subject to options exercisable within 60 days.

[23]	Includes warrants to acquire 104,317 shares and 134,970 shares issuable upon exercise of stock options.
Section 16 (a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
     To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to Clean Diesel’s executive officers, Directors and greater than ten percent beneficial owners during the year ended December 31, 2010 were complied with, except that in prior years, Mr. Rogers failed to report two transactions on Form 4: the sale of 756 shares in 2007 and the sale of 133 shares in 2008 (share amounts adjusted to reflect the one-for-six reverse stock split that took effect on October 15, 2010).

EXECUTIVE COMPENSATION
Summary Compensation Table
     The table below sets forth information for the year indicated with respect to compensation earned by 1) the three individuals who served as Chief Executive Officer during the year ended December 31, 2010; 2) the next two most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers as of December 31, 2010 and who earned more than $100,000 during such year; and 3) two additional individuals who served as executive officers during the year ended December 31, 2010 and who would otherwise have been included but for the fact that they were not longer serving as executive officers at December 31, 2010. We refer to these individuals in this Proxy Statement as the “Named Executive Officers.”

					All Other
Name and Principal				Stock	Comp-
Position	Year	Salary ($)	Bonus ($)	Awards ($)	ensation ($)	Total ($)
Charles F. Call [1]	2010	$102,480	$40,000	—	—	$142,480
President and Chief	2009	—	—	—	—	—
Executive Officer,
Director
Michael L. Asmussen [2]	2010	$224,643	—	—	—	$224,643
Former President and	2009	$276,779	—	$16,366	$249,869	$543,014
Chief Executive Officer,
Former Director
Timothy Rogers [3]	2010	$218,021	$25,000	—	—	$243,021
Former Interim President	2009	$217,063	—	—	—	$217,063
and Chief Executive
Officer; Current Sr.
Corporate Vice President,
Product Development and
Director
Daniel K. Skelton, Ph.D.[4]	2010	$155,164	$15,000	—	—	$170,164
Vice President, Sales	2009	$146,325	—	—	—	$146,325
and Marketing
John B. Wynne [5]	2010	$265,198	—	—	—	$265,198
Former Vice President,	2009	—	—	—	—	—
Treasurer and Interim Chief
Financial Officer
Charles W. Grinnell [6]	2010	$110,000	$86,730	—	—	$196,730
Former General Counsel	2009	$100,833	—	—	—	$100,833
and Secretary, Former Director

[1]	Mr. Call became President and Chief Executive Officer and Director on October 15, 2010 upon closing of the Merger. Bonus is a one-time bonus payment for exceptional performance with respect to the Merger and related matters. Mr. Call is eligible for a fiscal year 2010 performance bonus; however, the amount is not yet calculable. It is expected that the amount will be determined in the second quarter of 2011 and will be reported on Form 8-K.

[2]	Mr. Asmussen served as President and Chief Executive Officer until his resignation on September 14, 2010. Salary for 2010 includes accrued vacation paid at the time of resignation in the amount of $4,316. Stock Award amount in 2009 represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (see Note 8 to the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2009). Other compensation in 2009 represents relocation of Mr. Asmussen from Michigan to Connecticut and related tax gross-up.

[3]	Mr. Rogers served as Interim President and Chief Executive Officer from September 14, 2010 until October 15, 2010 and currently serves as Senior Corporate Vice President, Product Development and Director (although he has resigned effective April 30, 2011). Effective August 2010, Mr. Rogers elected to be paid as a consultant. Bonus in

2010 is a one-time bonus payment for exceptional performance with respect to the Merger and related matters. Mr. Rogers’ compensation is paid in GBP (British Pound) and the amounts above reflect the currency exchange from GBP to USD obtained from www.xe.com as of the date of payment.

[4]	Dr. Skelton’s 2010 bonus is a one-time bonus payment for exceptional performance with respect to the Merger and related matters. Dr. Skelton’s compensation is paid in GBP (British Pound) and the amounts above reflect the currency exchange from GBP to USD obtained from www.xe.com as of the date of payment.

[5]	Mr. Wynne served as Vice President, Treasurer and Interim Chief Financial Officer from April 23, 2010 until October 15, 2010, when he was replaced by Nikhil A. Mehta, current Treasurer and Chief Financial Officer, concurrent with the closing of the Merger. Mr. Wynne’s contract ended on December 9, 2010. Mr. Wynne’s salary was paid directly to SFN Group (formerly Tatum LLC).

[6]	Mr. Grinnell served as Vice President, General Counsel and Corporate Secretary and Director until October 15, 2010, the closing date of the Merger. Bonus in 2010 is a one-time payment for continued service in a transitional capacity (but not as an executive officer) in connection with the Merger pursuant to a Transition Services Agreement dated effective June 30, 2010. Mr. Grinnell’s employment with Clean Diesel terminated on February 15, 2011.
Narrative Disclosure to Summary Compensation Table
     The key component of Clean Diesel’s 2010 compensation was base salary pursuant to each Named Executive Officer’s employment agreements with Clean Diesel (or assumed by Clean Diesel as a result of the Merger in the case of Mr. Call). No awards were made under Clean Diesel’s incentive cash bonus program, called the Management Incentive Program (“MIP”) in the year ended December 31, 2010. In light of exceptional performance with respect to the Merger and related matters, the Committee awarded special one-time bonuses to be paid to certain employees. There were no grants of any equity awards to the Named Executive Officers under Clean Diesel’s 1994 Incentive Plan (the “Plan”) in the year ended December 31, 2010. The completion of the Merger did not trigger the acceleration of any unvested awards under the Plan and there were no “change in control” payments made to any executives as a result of the Merger. Mr. Grinnell received a “transition” bonus pursuant to a Transition Services Agreement that Clean Diesel entered into with Mr. Grinnell effective June 30, 2010.

Outstanding Equity Awards at Fiscal Year End
     The following table sets out information as to the Named Executive Officers concerning their unexercised option awards, by award outstanding at December 31, 2010.

	Number of
	Securities
	Underlying
	Unexercised Options	Option Exercise	Option Expiration
Name	# Exercisable	Price	Date[1]
Charles F. Call [2]	—	—	—
Michael L. Asmussen [3]	1,111	$50.40	04/06/11
	278	$16.23	04/06/11
Timothy Rogers [4]	3,333	$58.50	09/30/13
	666	$58.20	12/09/14
	555	$30.60	12/20/15
	2,166	$54.60	04/30/16
	2,500	$114.75	04/30/16
	2,500	$16.23	04/30/16
Daniel K. Skelton, Ph.D. [5]	1,000	$43.50	03/04/15
	189	$30.60	12/20/15
	1,000	$54.60	01/04/17
	833	$114.75	12/18/17
	2,500	$16.23	12/22/18
John B. Wynne	—	—	—
Charles W. Grinnell [6]	666	$58.95	03/14/11
	1,666	$87.00	03/12/12
	1,333	$49.50	06/11/13
	666	$92.10	12/02/13
	666	$58.20	12/09/14
	333	$30.60	12/20/15
	1,000	$54.60	02/13/16
	1,666	$114.75	02/13/16
	2,000	$16.23	02/13/16

[1]	The option expiration date indicated is the tenth anniversary of the date of grant. Each of the foregoing options is for a ten-year term and vests on the following schedule: one-third on grant and one-third on each of the first and second anniversaries of grant. On resignation, vested options continue to be exercisable for time periods depending on length of employment as provided in the Plan. In the case of death, total disability or retirement, vested options continue in force and are exercisable until the expiration of the original term, but unvested options terminate.

[2]	Mr. Call did not hold any outstanding equity awards as of December 31, 2010. Subsequent to December 31, 2010, Mr. Call was granted an option to acquire 124,959 shares.

[3]	Mr. Asmussen resigned as President and Chief Executive Officer on September 14, 2010, and did not sit for reelection as a Director at our 2010 annual meeting held on October 12, 2010. Expiration dates reflect acceleration as a result of Mr. Asmussen’s resignation.

[4]	Mr. Rogers resigned as Senior Corporate Vice President, Product Development and Director effective as of April 30, 2011. Expiration dates reflect acceleration as a result of Mr. Rogers’ resignation.

[5]	Subsequent to December 31, 2010, Dr. Skelton was granted an option to acquire 5,000 shares.

[6]	Mr. Grinnell resigned as a Director and ceased acting as an executive officer of Clean Diesel on October 15, 2010 in connection with the Merger. Mr. Grinnell remained in a transitional capacity through February 15, 2011. Expiration dates reflect acceleration as a result of Mr. Grinnell’s resignation.
Change in Control — Payment upon Termination of Employment
     With the exception of Mr. Wynne, who served as Vice President, Treasurer and Interim Chief Financial Officer from April 23, 2010 until October 15, 2010, and in a transitional capacity through December 9, 2010 pursuant to an agreement with SFN Group (formerly Tatum LLC), the employment of each of the “Named Executive Officers” was pursuant to an employment agreement with Clean Diesel (or assumed by Clean Diesel in the Merger, for Mr. Call). For Messrs. Asmussen and Grinnell, no payments were made under their respective employment agreements in connection with the Merger or in connection with their respective terminations of employment. For Messrs. Rogers and Skelton, their respective employment agreements with Clean Diesel do not provide for any additional severance benefits payable in the event of termination of employment for any reason.
     For Mr. Call, the following summarizes the potential payments upon employment termination and change in control events, if any, provided for in his employment agreement.
Reason for Termination of Employment Benefits

Resignation for “Good Reason” [1]	• 12 months of annual base salary as severance
• Pro rata bonus
• 12 months of health and welfare benefits

Disability [1]	• 6 months of annual base salary as severance
• Pro rata bonus
• 6 months of health and welfare benefits

Without Cause [1]	• 6 months of annual base salary as severance
• Up to 6 months of salary [2]
• Up to 6 months of pro rata bonus [2]
• Up to 6 months of health and welfare benefits [2]

Death	• Pro rata bonus

[1]	Payment of benefits subject to a limited exception for violations of the non-compete covenant, and covenants relating to confidentiality and Clean Diesel’s intellectual property in Mr. Call’s employment agreement, and the signing of a release.

[2]	Mr. Call is entitled to 6 months notice under his employment agreement. Salary, pro rata bonus and health and welfare benefits are payable pro rata for the period of time that such notice period is less than 6 months.
     Under the terms of Clean Diesel’s 1994 Incentive Plan, in the event of termination of employment due to resignation, vested options continue to be exercisable for time periods depending on length of employment (from 180 days up to five years), but in no event later than the ten-year term. In the case of termination of employment due to death, total disability or normal retirement, vested options continue in force and are exercisable until the expiration of the basic ten-year term, but the unvested portion of any outstanding options terminates and has no effect. In addition, in the event of termination for cause, as provided in the option award agreement, all options granted terminate immediately. In the event of a “Change in Control” (as defined in the Plan) any and all options become immediately exercisable.

Equity Compensation Plan Information
     The following table sets forth information as of December 31, 2010 regarding equity compensation plans approved by our shareholders and those not approved by our shareholders.

Number of
securities
remaining
	Number of		available for
	securities to be		future issuance
	issued upon	Weighted average	under equity
	exercise of	exercise price of	compensation
	outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected
Plan Category	and rights	and rights	in column (a))[1]
Equity compensation plans approved by security holders:
1994 Incentive Plan	151,801	$53.55	541,060
Equity compensation plans not approved by security holders:
N/A	—	—	—

[1]	The maximum number of awards allowed under the 1994 Incentive Plan is 17.5% of our issued and outstanding common stock less the outstanding options, and is subject to a sufficient number of shares of authorized capital.
HOUSEHOLDING OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of brokers with account holders who are Clean Diesel shareholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may:
•	if you are a shareholder of record, direct your written request to our transfer agent, American Stock Transfer and Trust Company, LLC (in writing: Attn: Proxy Dept., 6201 15th Avenue, Third Floor, Brooklyn, NY 11219, U.S.A.; or by telephone: in the United States, 1-800-PROXIES (1-800-776-9437) and outside the United States, 1-718-921-8500); or

•	if you are not a shareholder of record, notify your broker.
     Clean Diesel will promptly deliver, upon request to the Clean Diesel address or telephone number listed above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a shareholder of record; or contact our transfer agent if you are a shareholder of record, using the contact information provided above.
OTHER MATTERS
     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors, Charles F. Call Director and Chief Executive Officer

Ventura, California April 25, 2011

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 is available without charge upon written request to: Investor Relations, Clean Diesel Technologies, Inc., 4567 Telephone Rd., Suite 206, Ventura, California 93003, U.S.A.

ANNUAL MEETING OF STOCKHOLDERS OF
CLEAN DIESEL TECHNOLOGIES, INC.
June 9, 2011
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIAL FOR
THE ANNUAL MEETING TO BE HELD ON JUNE 9, 2011:
The Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders
are available at http://investor.cdti.com
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

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PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN PROPOSAL 1:			THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2:

1. Election of Directors:	To approve the election as directors of the following:			FOR	AGAINST	ABSTAIN
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O Charles F. Call O Bernard H. “Bud” Cherry O Alexander “Hap” Ellis III O Charles R. Engles, Ph.D. O Derek R. Gray O Mungo Park		2. To ratify the appointment of KPMG LLP as Clean Diesel’s independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PROXY	PROXY
SOLICITED BY THE BOARD OF DIRECTORS OF
CLEAN DIESEL TECHNOLOGIES, INC.
For The
Annual Meeting of Shareholders - June 9, 2011
     The undersigned shareholder of Clean Diesel Technologies, Inc. hereby appoints Charles F. Call and Nikhil A. Mehta and each of them acting individually, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Clean Diesel Technologies, Inc. Common Stock that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at Clean Diesel’s Oxnard facility located at 1621 Fiske Place, Oxnard, California, 93033 on Thursday, June 9, 2011 at 10:00 a.m. Pacific Time and at any and all adjournments or postponements thereof, as indicated on the reverse side.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR the nominees set forth in Proposal 1 and FOR Proposal 2. This proxy also delegates discretionary authority to vote upon such other matters of which Clean Diesel Technologies, Inc. does not have advance notice that may properly come before the Annual Meeting and any and all postponements or adjournments thereof, and upon matters incidental to the conduct of the Annual Meeting and any and all postponements or adjournments thereof.
(Continued and to be signed on the reverse side.)

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